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INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement No. 33-3-3040 on Form S-3 and Registration Statements Nos. 33-3-3042, 33-3-3044 and 333-27987 on Form S-8 of UnionBanCal Corporation of our report dated January 30, 1998, appearing in this Annual Report on Form 10-K of UnionBanCal Corporation for the year ended December 31, 1997.

/s/ DELOITTE & TOUCHE LLP
Deloitte & Touche LLP
San Francisco, California

March 27, 1998